Exhibit 4.1

Ian Kelly

76 a. South Main St. Stockton, NJ 08559

ian.kelly@mac.com | 347-231-2295

CLIENT: Worlds.com - Thom Kidrin

NOTES:

EVENT:

DATE:

LOCATION:

INVOICE #: 19-Jan-11

PROPOSAL DATE:

DESCRIPTION: Service Retainer (4 Months)

DATE SERVICES RENDERED PRICE QUANTITY TOTAL

25,000 25,000

1-3-11 to 5-3-11 Marketing Materials Production

Service Retainer Services include:

Corporate Video Production

Video Asset Management

Web Design

Web Development

Printed Marketing Material Production

Creative Design

Creative Direction

Art Design

Payment to be made in shares of Worlds Inc stock - $25,000.00 @ .17 per share. 147,058 shares

*expenses not included

Subtotal $25,000.00

CREDIT

SubTotal

Tax 8.1%

Subtotal

TOTAL $25,000.00

GRAND TOTAL $25,000.00